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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.         )*
                                            --------



                               TCA Cable TV, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                  872241 10 4
                         ------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)                 Page 1 of 6 pages
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---------------------                                          -----------------
CUSIP NO. 872241 10 4                13G                       Page 2 of 6 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Chieftain Capital Management, Inc.
     13-3194313
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
                                                                         (b) / /
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
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                   5  SOLE VOTING POWER
                       --0--
   NUMBER OF       -------------------------------------------------------------
    SHARES         6  SHARED VOTING POWER
 BENEFICIALLY           2,153,625
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON             --0--
     WITH          -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                       2,153,625
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,153,625

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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           / /
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.7%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     IA, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1.

         (a) Name of Issuer:

                           TCA Cable TV, Inc.

         (b) Address of Issuer's Principal Executive Offices:

                           3015 SSE Loop 323
                           Tyler, Texas  75701


ITEM 2.

         (a) Name of Person Filing:

                           Chieftain Capital Management, Inc.

         (b) Address of Principal Business Office or, if none, Residence:

                           12 East 49th Street
                           New York, New York 10017

         (c) Citizenship:

                           New York

         (d) Title of Class of Securities:

                           Common Stock, par value $.10 per share

         (e) CUSIP Number:

                           872241 10 4


ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)      ___  Broker or Dealer registered under Section 15 of
                                the Act

                  (b)      ___  Bank as defined in section 3(a)(6) of the Act



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                  (c)      ___  Insurance Company as defined in section 3(a)(19)
                                of the Act

                  (d)      ___  Investment Company registered under section 8 of
                                the Investment Company Act

                  (e)       X   Investment Advisor registered under section 203
                                of the Investment Advisors Act of 1940

                  (f)      ___  Employee Benefit Plan, Pension Fund which is
                                subject to the provisions of the Employee
                                Retirement Income Security Act of 1974 or
                                Endowment Fund; see Section
                                240.13d-1(b)(1)(ii)(F)

                  (g)      ___  Parent Holding Company, in accordance with
                                Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

                  (h)      ___  Group, in accordance with Section
                                240.13d-1(b)(1)(ii)(H)


ITEM 4.           Ownership

                  (a)      Amount Beneficially Owned:   2,153,625

                  (b)      Percent of Class:  8.7%

                  (c)      Number of shares as to which the filing person has:

                           (i)      sole power to vote or to direct the vote:

                                                            -0-

                           (ii)     shared power to vote or to direct the vote:

                                                     2,153,625

                           (iii) sole power to dispose or to direct the disposition of:

                                                            -0-

                           (iv) shared power to dispose or to direct the disposition of:

                                                     2,153,625




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ITEM 5.           Ownership of Five Percent or Less of a Class

                                 Not Applicable


ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  This statement on Schedule 13G is being filed by Chieftain Capital Management, Inc. ("Chieftain") because Chieftain has investment discretion with respect to the securities to which this statement relates. Chieftain's clients are the direct owners of such securities, and Chieftain does not have any economic interest in such securities. Such clients have the sole right to receive dividends from, and the proceeds from the sale of, such securities. No such client has an interest that relates to more than 5% of the class.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                 Not Applicable


ITEM 8.           Identification and Classification of Members of the Group

                                 Not Applicable


ITEM 9.           Notice of Dissolution of Group

                                 Not Applicable


ITEM 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 6, 1997
                                        ---------------------------------
                                                     Date

                                        /s/  John M. Shapiro
                                        ---------------------------------
                                                   Signature

                                        John M. Shapiro/Managing Director
                                        ---------------------------------
                                                   Name/Title




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